                -------------------------------------------------

                                  SCHEDULE 14A
                                   (Rule 14a)
                     INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
                    Proxy Statement Pursuant to Section 14(a)
                     of the Securities Exchange Act of 1934

Filed by the Registrant [ ]

Filed by a Party other than the Registrant  [X]

Check the appropriate box:

[ ]  Preliminary Proxy Statement     [ ] Confidential, for Use of the Commission
                                         Only (as permitted by Rule 14a-6(e)(2))
[ ]  Definitive Proxy Statement
[X]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12

                         DUCK HEAD APPAREL COMPANY, INC.
                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                               BETTIS C. RAINSFORD
    (NAME OF PERSON(S) FILING PROXY STATEMENT, IF OTHER THAN THE REGISTRANT)

Payment of Filing Fee (Check the appropriate box):
[X] No fee required.
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

    (1) Title of each class of securities to which transaction applies: .......

    (2) Aggregate number of securities to which transaction applies: ..........

    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):  ............

    (4) Proposed maximum aggregate value of transaction: ......................

    (5) Total fee paid: .......................................................

[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid: ...............................................

    (2) Form, Schedule or Registration Statement No.: .........................

    (3) Filing Party: .........................................................

    (4) Date Filed: ...........................................................
                -------------------------------------------------

CONTACTS:
BETTIS RAINSFORD                                      MORROW & CO., INC.
(803) 637-5304                                        Thomas Ball / Ronald Knox
                                                      (212) 754-8000


            PROXY MONITOR RECOMMENDS INVESTORS SUPPORT THE RAINSFORD
              NOMINEES AND VOTE AGAINST MANAGEMENT RECOMMENDATIONS
                       AT DUCK HEAD APPAREL ANNUAL MEETING

      PROXY MONITOR RECOMMENDS ELECTION OF RAINSFORD DIRECTOR NOMINEES AND
        APPROVAL OF PROPOSAL TO CANCEL OR AMEND ONE MILLION SHARE OPTION

                              ---------------------


         EDGEFIELD, SC NOVEMBER 2, 2000 - Bettis C. Rainsford said today that Proxy Monitor, a leading provider of proxy advisory services, has recommended to investors that they support the Rainsford director nominees and the shareholder proposal contained in the Rainsford proxy statement for the Duck Head Apparel annual meeting scheduled for November 8, 2000.

         Mr. Rainsford is one of the largest shareholders of Duck Head and is leading a solicitation effort in opposition to the current board of Duck Head. He was a co-founder and the long-time CFO of Delta Woodside Industries, Inc., the company from which Duck Head was spun off earlier this year.

         Proxy Monitor has recommended a vote FOR the election of the Rainsford director nominees and FOR the approval of the Rainsford shareholder proposal to direct the Duck Head Board to cause Duck Head to take all actions necessary to cancel the right previously granted to Robert Rockey, Duck Head's chairman, to purchase one million shares of Duck Head stock at a price which is currently below market value. Proxy Monitor recommended that investors execute their votes on the Rainsford BLUE proxy card.

         "We are pleased that Proxy Monitor, a reputable and independent proxy advisor, supports our nominees and shareholder proposal," said Mr. Rainsford.

         In their report, Proxy Monitor recommends a vote against the incumbent management directors, stating: "The board's spin-off strategy, adoption of a "dead hand" poison pill, rejection of 200% premium offer, and the excessive compensation awards leads us to the conclusion that the board has forgotten that its first duty is to shareholders."

         Proxy Monitor went on to state: "Clearly, executing a spin-off, knowing that the shares might be deeply discounted as a result, with the intent of repurchasing the issued shares at that low price, is fundamentally unfair to shareholders. Although the board may not have initiated the spin-off for the purpose of taking advantage of shareholders, the result of this strategy is, in our judgement, contrary to shareholders' best interests."

         With regard to compensation issues, Proxy Monitor stated: "As for compensation issues, again, we believe the board's decisions ignore shareholder's interests. The potential cumulative dilution from Mr. Rockey's option and the stock plans is excessive."

         Rainsford also acknowledged, as the Company had announced yesterday, that a competing advisory service, ISS, had recommended the current directors. "Frankly, I was astounded by this action. How a service supposedly dedicated to serving the best interests of institutional shareholders could support directors optioning away 41% of the equity of Duck Head at 13% of its tangible book value is beyond my comprehension. How much of a give-away would it take to cause them to recommend against current directors? Would 49% do it or would it take 70% or 90%?

         "Another indication of the superficiality of this recommendation is the fact that ISS has apparently bought the Company's story that a `turnaround' is in progress. Sales for the fiscal year ended July 1, 2000, the first full year of Mr. Rockey's administration, decreased by 25% from the prior year. In the quarter ended September 30, 2000, sales decreased by 18% from the prior year's quarter. Does this sound like a `turnaround'? As for earnings, before one gets too excited about the recently-announced earnings of the first fiscal quarter, I would be curious to know how much of these earnings are due to the timely release of inventory reserves, of which the Company has many? I believe the ISS analyst clearly has missed the mark on this one."

         Mr. Rainsford went on to say: "As a result of my Proxy Solicitation effort, Duck Head's directors appear to now be professing to embrace the concept of `maximizing shareholder value.' They announced yesterday that the Company `will retain an investment banking firm to provide independent advice with respect to strategic alternatives available to the Company and to make a recommendation to a special committee of the Board that will be formed for the purpose of 'exploring such alternatives.' The Company further announced that `it intends to institute a share repurchase program for up to $3 million of its outstanding shares. The timing and form of the share repurchase program will be determined by the

Board after consultation with its advisors.' Finally, the Company announced that it `intends to amend its shareholder rights plan to provide that the rights will expire March 31, 2001, unless redeemed earlier by the Company'."

        Mr. Rainsford noted that the Company determined to take such actions without calling a meeting of the Board of Directors. He stated: "I am a member of the current Board and have received no notice of any Board Meeting to consider such matters. Management's slate of directors has played fast and loose with shareholder value, and now they are playing fast and loose with the rules of corporate governance. For those current directors to now be saying that they are going to focus on shareholder value is not a credible statement. I firmly believe that those current directors who have been calling the shots have no intention of selling the Company in the foreseeable future. I believe their announcement of their intention to hire an investment banking firm is solely because they were afraid that they would lose the vote at the annual meeting if they did not take action. Furthermore, their announcement that they are going to repurchase shares, while a good move to support shareholder value, is a clear indication that they are following through on their pre-conceived plan to take advantage of shareholder by buying in shares at the deeply discounted values resulting from their own ill-advised spin-off."

         Rainsford also noted that these directors who apparently approved this announcement are the same directors who have taken the following actions:

         -        Adopting a `Dead Hand' Poison Pill at Duck Head,

         -        Adopting a `Dead Head' Poison Pill at Delta Apparel,

         -        Adopting a Poison Pill at Delta Woodside,

         - Amending Mr. Rockey's Million Share Purchase Option allowing him to purchase nearly 30% of the equity of the Company at 13% of tangible book value.

         - Adopting Stock Option and Incentive Stock Award Plans amounting to 22.5% of the equity of Duck Head, a majority of these shares being already awarded at approximately 13% of tangible book value.

         - Between the Rockey Million Share Purchase Option and the Plans, they have optioned away over 41% of the equity of your Company!!

         - Denying you the traditional opportunity to vote on the Plans and actually passing a resolution stating: `That it is not in the best of the Company and its shareholders to submit the Plans to the Company's shareholders at the 2000 Annual Meeting.'

         - Approving a Severance Plan for Employees of Duck Head, which, if implemented, would cost you up to 40% of the market capitalization of the Company at the time the Plan was approved.

         - Adopting the Stock Option and Incentive Stock Award Plans at Delta Apparel, representing 22.5% of that company, and denying shareholders the opportunity to vote on it.

         - Paying the Delta Apparel CEO, during the fiscal year 2000, compensation equal to $1,348,286, or about 28% of the net income of that company!!

         - Increasing their own compensation as Directors from $30,000 annually before the spin-off as Delta Woodside directors to $60,000 annually for combined service in the three companies in five years.

         In closing, Mr. Rainsford stated: "The fact is that none of the above actions, by themselves, would have been sufficient to cause me to initiate this costly, time-consuming and emotionally-draining proxy solicitation. However, when all of the actions of these directors are considered - the whole litany of them - all devoted to serving the management and directors with practically nothing done to serve the former Delta Woodside shareholders who have seen their shareholder value shrink horribly in recent years, I decided that it was critical to lay the issues before you and provide you with an opportunity to vote. This is the one time in the life of a corporation that you get your say.

         As you consider which proxy card you will send in, ask yourself:

         - DO I REALLY OWE THE CURRENT DIRECTORS ANY LOYALTY GIVEN THE ACTIONS WHICH THEY HAVE TAKEN?

         - IF I VOTE FOR THESE DIRECTORS AND THEREBY SANCTION THEIR ACTIONS, WHAT MESSAGE WILL THAT SEND TO THE DIRECTORS OF OTHER CORPORATIONS IN WHICH I AM AN INVESTOR?

         Vote for your own interest: Vote the BLUE proxy. Send it in TODAY as the meeting is next Wednesday."